Exhibit 99.1

Warner Music Group Corp.

Announces Quarterly Cash Dividend

New York, NY – August 14, 2020 – Warner Music Group Corp. (“Warner Music Group” or “WMG”) today announced that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share on WMG’s Class A Common Stock and Class B Common Stock, representing an aggregate quarterly dividend of approximately $61.2 million (based on the issued and outstanding shares of Class A Common Stock and Class B Common Stock). The dividend is payable on September 1, 2020, to stockholders of record as of the close of business on August 25, 2020.

About Warner Music Group

With a legacy extending back over 200 years, Warner Music Group (WMG) today brings together artists, songwriters and entrepreneurs that are moving entertainment culture across the globe. Operating in more than 70 countries through a network of affiliates and licensees, WMG’s Recorded Music division includes renowned labels such as Asylum, Atlantic, Big Beat, Canvasback, Elektra, Erato, First Night, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Spinnin’, Warner Records, Warner Classics and Warner Music Nashville. WMG’s music publishing arm, Warner Chappell Music, has a catalog of more than 1.4 million musical compositions spanning every musical genre, from the standards of the Great American Songbook to the biggest hits of the 21st century. Warner Music Group is also home to ADA, the independent artist and label services company, as well as consumer brands such as Songkick the live music app, EMP the merchandise e-tailer, and UPROXX the youth culture destination.

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the intention to pay regular quarterly dividends. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Warner Music Group maintains an Internet site at www.wmg.com. Warner Music Group uses its website as a channel of distribution of material Company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Warner Music Group’s website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

SOURCE: WMG

Media Contact:

James Steven

(212) 275-2213

James.Steven@wmg.com

Summer Wilkie

(212) 275-3921

Summer.Wilkie@wmg.com

Sard Verbinnen & Co

WMG-SVC@SARDVERB.com

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